Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ACUITY CIMATRIX, INC. f/k/a ROBOTIC VISION

SYSTEMS, INC.

AND

SIEMENS ENERGY AND AUTOMATION, INC.

AS OF AUGUST 26, 2005

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 26th day of August 2005, by and between Siemens Energy and Automation, Inc., a Delaware corporation (“Buyer”), and Acuity CiMatrix, Inc., a Delaware corporation f/k/a Robotic Vision Systems, Inc. (“Seller”).

RECITALS

WHEREAS, Seller has filed a voluntary petition (the “Bankruptcy Petition”) for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”), Case No. 04-14151-JMD (the “Bankruptcy Case”);

WHEREAS, subject to the approval of the Bankruptcy Court and the other terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the properties, assets, business operations and goodwill of Seller that are specified herein; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.	SALE AND PURCHASE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

1.1. Agreement to Sell and Purchase.

Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver the Purchased Assets to and cause the same to be vested in Buyer, and Buyer shall purchase the Purchased Assets from Seller, free and clear of all Liens and Liabilities, other than Permitted Liens and Assumed Liabilities.

1.2. Purchased Assets.

For purposes of this Agreement, “Purchased Assets” means the right, title, benefit and interest of Seller in, to and under all assets, properties, goodwill and rights to the extent relating to or used in or held for use in connection with the Business, as the same exist immediately prior to the Closing, including, without limitation, the following, but excluding the Excluded Assets:

(a) all: (i) owned furniture, fixtures, furnishings, vehicles, machinery, computers, equipment (mobile or otherwise), tools, supplies, personalty, office materials and other tangible property related to, held for or used in connection with the Business (the “Owned Machinery and Equipment”) including, without limitation, the Owned Machinery and Equipment that are listed on Schedule 1.2(a)(i), (ii) furniture, fixtures, furnishings, vehicles, machinery, computers, equipment (mobile or otherwise), tools, supplies, personalty, office materials and other tangible property related to, held for or used in connection with the Business and leased pursuant to an

Assumed Contract (the “Leased Machinery and Equipment” and, collectively with the Owned Machinery and Equipment, the “Machinery and Equipment”), including, without limitation, the Leased Machinery and Equipment listed on Schedule 1.2(a)(ii) and (iii) warranties and licenses received from manufacturers, sellers and lessors of the Machinery and Equipment;

(b) all leases (including, without limitation, the Leased Real Property and the Leased Machinery and Equipment) and other Contracts of Seller (including the Intellectual Property Contracts) entered into by or that have been assigned to Seller that are listed on Schedule 1.2(b) (the “Assumed Contracts”), as such schedule may be modified in accordance with Section 1.6 hereof;

(c) all Purchased Accounts Receivable;

(d) all Inventory (including Inventory in transit), Intellectual Property Embodiments and other tangible personal property related to, used in or held for use in connection with the Business;

(e) all Leased Real Property (to the extent that the underlying lease is an Assumed Contract) of Seller;

(f) all lists, data and information pertaining to clients and suppliers of Seller, trade correspondence, data storage tapes, copies of Purchased Accounts Receivable ledgers, documents relating to invoices and all shipping records, in each case, that is used in the Business and that relate to the Purchased Assets;

(g) (i) all Company Intellectual Property, including, without limitation, the corporate name “Acuity CiMatrix, Inc.” and all related trade names, trademarks, identifying logos, service marks and any and all goodwill associated therewith, the Owned Intellectual Property, Owned Software, Intellectual Property Embodiments and all Intellectual Property Contracts and all royalties relating to the Contracts set forth on Schedule 1.6(b) paid after the Closing Date; and (ii) rights to sue and recover any damages and profits and all other remedies for past, present and future infringements of the foregoing;

(h) all books, records, accounts, checks, payment records, personnel files, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information relating to the Business as maintained by Seller (the “Records”); provided, however, if Seller is required by Applicable Law to retain any Records, Seller shall retain such records and provide Buyer with copies of such Records subject, however, to any requirements of Applicable Law regarding employee consent to disclosure of confidential employee records and to any other Applicable Law requiring the confidentiality of such Records;

(i) licenses, permits and approvals owned by Seller and required to operate the Business;

(j) all Prepayments except those listed on Schedule 1.3(g);

(k) all Customer Prepayments;

(l) all third party warranties and guaranties with respect to any of the Purchased Assets to the extent that they are transferable;

(m) the sole and exclusive rights to receive insurance proceeds relating to the damage, destruction or impairment of any of the Purchased Assets, which damage, destruction or impairment occurs subsequent to the date hereof and prior to the Closing;

(n) all rights, demands, claims, credits, allowances, rebates, choses in action, causes of action and judgments, known or unknown, or rights of set-off relating to the Business or the Purchased Assets, excluding any of the same identified in Section 1.3(g) below; and

(o) subsections (a) through (n) are inclusive of documents including plans, data, test results, drawings, diagrams, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules and operating and production records, in each case that relate to, are used in or are held for use in connection with the Purchased Assets, whether in hard copy or electronic format.

1.3. Excluded Assets.

Notwithstanding Section 1.2 or anything to the contrary in this Agreement, the following assets of Seller, whether or not related to the Business (collectively, the “Excluded Assets”), shall be excluded from the definition of Purchased Assets and retained by Seller:

(a) Except for Prepayments (subject to Section 1.2(j)) and Customer Prepayments, all bank accounts, cash, cash equivalents and marketable securities and notes receivable, including all rights to any amounts received by or on behalf of Seller in any lock-box or depository account, as of the Closing Date (collectively, “Retained Cash”);

(b) the IPT Receivable;

(c) all refunds and rights to refunds of any Taxes for all periods ending on or prior to the Closing Date and all Tax Returns with respect to such periods;

(d) the articles of incorporation, by-laws, minute books, stock transfer records and other corporate records of Seller;

(e) any Records that Seller is required by Applicable Law to retain, subject to Section 1.2(h);

(f) all Contracts that are not Assumed Contracts;

(g) all Prepayments listed on Schedule 1.3(g);

(h) except as provided in Section 1.2(g) and Section 1.2(n), any rights and claims of Seller, whether known or unknown, absolute or contingent, matured or unmatured, against third parties whether in tort, contract, or contingent, or otherwise, which (i) do not relate in any way to the Purchased Assets or the Business, (ii) are made under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any of Sections 544, 547, 548, 549 and

550 of the Bankruptcy Code (iii) are against the Lenders or (iv) are against any directors, officers and/or employees of Seller relating to actions or failures to act at any time on or prior to the Closing Date, including with respect to any notes receivable from any officer, director and/or employee;

(i) except as provided in Section 1.2(m), all insurance policies and benefits thereunder, including all refunds, all proceeds and all claims against officers and directors acting in such capacity, and directors and officers insurance policies (collectively, “Seller Insurance Policies”);

(j) all intercompany claims and receivables of Seller against companies that own, are owned by or are under common ownership with Seller;

(k) all other assets of Seller not listed as Purchased Assets; and

(l) all rights of Seller under this Agreement.

1.4. Assumption of Liabilities.

On the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due and be responsible only for the following Liabilities of Seller (the “Assumed Liabilities”) and no other Liabilities whatsoever:

(a) any Liability that arises, accrues or is to be performed under Assumed Contracts after the Closing.

(b) any Liability arising after the Closing arising out of Buyer’s ownership of the Purchased Assets or operation of the Business after Closing.

(c) any Liability of Buyer under the WARN Act pursuant to Section 7.7.

(d) the warranties made by Seller on products made by Seller in the ordinary course of the Business, including, without limitation, those warranty claims which Seller has knowledge as of the date hereof and which are set forth on Schedule 1.4(d).

(e) all Post-Petition Accounts Payable.

Notwithstanding anything to the contrary contained in this Agreement or the Schedules hereto, or any Other Document, Buyer is assuming only the Assumed Liabilities, and all Liabilities of Seller not expressly assumed by Buyer, whether or not incurred or accrued, whether asserted before, on or after the Closing Date, shall be assumed or retained, as the case may be, by Seller, who shall be responsible for paying, performing and discharging such Liabilities when due, and Buyer shall not assume or have any responsibility for such Liabilities (such Liabilities are hereinafter referred to as the “Excluded Liabilities”). Buyer shall not assume, pay, perform, discharge, hold Seller harmless against or be responsible for, any of the Excluded Liabilities. The Excluded Liabilities include, without limitation, the following Liabilities:

(i)	all Liabilities relating to any environmental, health or safety matter (including, without limitation, any liability or obligation arising under any Environmental Law);

(ii)	all brokerage, finder’s or other fee or commission and any expenses to which any broker, finder or investment banker is entitled in connection with the transactions contemplated by this Agreement or the Other Documents;

(iii)	all accounts payable that are not Post-Petition Accounts Payable;

(iv)	all Cure Costs with respect to Assumed Contracts other than Cure Costs with respect to Additional Assumed Contracts under Section 1.6 hereof;

(v)	all liabilities and obligations, whether presently in existence or arising hereafter, with respect to the Employee Benefit Plans;

(vi)	all Liabilities for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, for all workers’ compensation, unemployment compensation and other government mandated benefits, for all wages, commissions, bonuses, accrued vacation, severance and other compensation or payroll related expenses and benefits and any other liabilities or obligations of any kind in respect of claims which are incurred by Seller’s current and former employees and their dependents, or otherwise arise, prior to Closing;

(vii)	all Liabilities, whether presently in existence or arising hereafter, with respect to any key employee retention, stay bonus, severance or similar plan implemented for the benefit of Seller’s current and former employees;

(viii)	all Liabilities, whether presently in existence or arising hereafter with respect to the corporate staff of Seller who are not Transferred Employees;

(ix)	all Liabilities for Taxes relating to periods (or any portion of a period) ending on or prior to Closing;

(x)	all liabilities and obligations of Seller relating to the Pending Litigation;

(xi)	royalty or similar payments to third parties in connection with Owned Intellectual Property, whether arising before, on or after the Closing Date; and

(xii)	royalty or similar payments to third parties in connection with Licensed Intellectual Property (A) which is not the subject of an Assumed Contract, (B) which is not a Post-Petition Account Payable or (C) to the extent such payment is a Cure Cost other than a Cure Cost relating to an Additional Assumed Contract under Section 1.6 hereof.

1.5. Adequate Assurance.

No later than five (5) Business Days prior to the Sale Hearing, Buyer shall provide information to Seller reasonably necessary to demonstrate adequate assurance of future performance under the Assumed Contracts as required under Section 365 of the Bankruptcy Code.

1.6. Additional Assumed Contracts

(a) With respect to Seller, if Buyer determines at any time after the date hereof (including after the Closing Date) that Seller is a party to any Contract related to the Business that has not been previously transferred to Buyer or its designee, Buyer shall have the right, in its sole discretion, to demand that Seller seek to assume and assign any such Contract (each, an “Additional Assumed Contract”) to Buyer, or its designee, and thereby transfer to Buyer or its designee as a Purchased Asset, subject to the approval of the Bankruptcy Court, without any additional consideration, by written notice to Seller and Seller shall use its commercially reasonable efforts to assign such Additional Assumed Contract to Buyer, or its designee, and to obtain any required third-party consents associated therewith; provided that Buyer may not demand the assumption or assignment of any Additional Assumed Contract that previously has been rejected by Seller in the Bankruptcy Case pursuant to a final order of the Bankruptcy Court; and provided further that Buyer shall be responsible for all Cure Costs related to any such Additional Assumed Contract.

(b) No later than two (2) Business Days prior to the Bid Deadline (as defined in the Sale Procedures), Buyer shall notify Seller in writing as to whether Buyer desires to delete any of the Contracts listed on Schedule 1.2(b) and, upon Seller’s receipt of such notice, Schedule 1.2(b) shall be deemed to be amended to reflect such requested additions and deletions; provided, however, that Seller shall not be required to delete any Contract entered into or assumed after the commencement of the Bankruptcy Case. The Contracts that remain on Schedule 1.2(b) following this amendment, if any, shall be deemed to be “Assumed Contracts”. The Contracts, if any, deleted from Schedule 1.2(b) shall be deemed to be Excluded Assets. Notwithstanding any other provision of this Agreement, without the prior written authorization of Buyer, Seller shall not seek to assume and assign to Buyer, or seek to obtain any consents, waivers, authorizations or approvals required from any Person or Governmental Authority to permit the assumption and assignment to Buyer, of any of the Contracts set forth on Schedule 1.6(b).

2.	CLOSING; DELIVERIES; DEPOSIT; RECONCILIATION AMOUNT

2.1. Closing.

The consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of Dreier LLP, counsel to Seller (“Dreier”), 499 Park Avenue, 23rd Floor, New York, NY 10022, or such other place as the parties shall agree in writing on the second Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Sections 8, 9 and 10 hereof, or at such other time and date as the parties hereafter agree in writing (the “Closing Date”); provided however, in no event shall the Closing occur prior to October 1, 2005.

2.2. Deposit.

Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to Dreier by wire transfer of immediately available U.S. funds a deposit in the aggregate amount equal to 10% of the Purchase Price (the “Deposit”) to be held in escrow in accordance with the terms of the Escrow Agreement in the form as attached hereto as Exhibit A and applied to the Purchase Price payable by Buyer at the Closing in accordance with Section 3.1.

3.	PURCHASE PRICE

3.1. Purchase Price.

(a) For and in consideration of the conveyances and assignments described herein, and in addition to Buyer’s assumption of the Assumed Liabilities under Section 1.4, at Closing, Buyer agrees to (i) pay to Seller an amount equal to the difference between (x) the Purchase Price, as it may be adjusted pursuant to Section 3.1(c) and (y) the Deposit, by wire transfer of immediately available U.S. funds and (ii) deliver to Seller written instructions addressed to Dreier directing Dreier to pay the Deposit to Seller.

(b) Not earlier than five (5) Business Days and not later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth the value of the Closing Net Current Assets as determined in accordance with Schedule 3.1(b). The Closing Statement shall be certified by a duly authorized officer of Seller. Seller shall give Buyer and Buyer’s accountants full access to the process relating to the preparation of the Closing Statement and shall consult with Buyer and Buyer’s accountants in the preparation and finalization thereof.

(c) If the value of the Closing Net Current Assets as set forth on Closing Statement is greater than the Reference Net Current Assets, then the Purchase Price payable at Closing under Section 3.1 (a) shall be increased by the amount of such excess. If the value of the Closing Net Current Assets as set forth on Closing Statement is less than the Reference Net Current Assets, then the Purchase Price payable at Closing under Section 3.1 (a) shall be decreased by the amount of such shortfall.

3.2. Purchase Price Adjustment Procedure.

(a) Not later than sixty (60) days following the Closing Date, Buyer shall deliver to Seller a statement (the “Final Statement’”) setting forth the value of the Closing Net Current Assets as determined in accordance with Schedule 3.1(b). The Closing Statement shall be certified by a duly authorized officer of Buyer. Subject to Section 3.2(c) below, within fifteen (15) days following the delivery of the Final Statement to Seller, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amounts required to be paid pursuant to Section 3.2(b).

(b) If the Closing Net Current Assets as set forth on the Closing Statement is higher than the Closing Net Current Assets as set forth on the Final Statement, then Seller shall pay Buyer the amount of such excess if such amount exceeds $10,000. If the Closing Net Current Assets as set forth on the Final Statement is higher than the Closing Net Current Assets as set forth on the Closing Statement, then Buyer shall pay Seller the amount of such excess if such amount exceeds $10,000.

(c) In the event Seller objects to any amounts shown on the Final Statement, Seller shall notify Buyer in writing of such objection within fifteen (15) days following the delivery thereof, stating in such written objection the reasons therefor and setting forth in reasonable detail Seller’s calculation of the Closing Net Current Assets in accordance with Schedule 3.1(b). Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Closing Net Current Assets through negotiation. If Buyer and Seller cannot resolve such disagreement concerning the Closing Net Current Assets within twenty (20) days following the end of the foregoing fifteen (15) day period, then the parties shall submit the matter for resolution to a firm of independent certified public accountants jointly selected by Seller and Buyer and not affiliated with either party, with the costs thereof to be shared equally by the parties, to deliver a statement setting forth such independent certified public accountants’ calculation of the Closing Net Current Assets. Such independent certified public accountants’ calculation of the Closing Net Current Assets shall, absent manifest error, (i) be binding and conclusive on Buyer and Seller, (ii) notwithstanding Section 3.1 (a), become the Final Statement for purposes of Section 3.1(b) and (iii) not be subject to appeal.

3.3. Purchase Price Allocation.

The Purchase Price shall be allocated among the Purchased Assets pursuant to the allocation schedule set forth on Schedule 3.3, which schedule shall be mutually agreed between Buyer and Seller. Each of Buyer and Seller agrees to file Form 8594 as required by Section 1060 of the Code and applicable Treasury Regulations, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of Buyer and Seller shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of Buyer and Seller agrees to provide the other promptly with any information required to complete the Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Final Purchase Price determined pursuant to this Section 3.3. Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation.

3.4. Other Purchase Price Adjustment. (a) Two (2) Business Days prior to the Bid Deadline (as defined in the Sale Procedures) and on the date of the Sale Hearing (each a “Representation Date”), Seller shall furnish to Buyer a certificate (the “Representation Certificate”) certifying either (i) that (A) the representations and warranties made by Seller in Article 4 individually and in the aggregate, are true and correct in all material respects on and as of the Representation Date as if again made by Seller on and as of such date, except for such representations and warranties that contain “materiality” or “Material Adverse Effect” qualifiers, which are true and correct in all respects and (B) Seller has performed in all material respects all obligations, individually and in the aggregate, required by this Agreement to be performed by it on or before the Representation Date (the certifications in clauses (A) and (B) being the “Seller Certifications”) or (ii) that Seller is unable to make the Seller Certifications as of the Representation Date, including a description with reasonable detail and specificity of any breaches or failures to perform that would cause the Seller Certifications to be inaccurate if made as of such Representation Date.

(a) In addition to the foregoing, Buyer shall notify Seller in writing (the “Buyer Notice of Breach”) on each Representation Date if it is aware of any information that would cause the Seller Certifications to be inaccurate if made as of such Representation Date, including, with reasonable specificity and detail, the basis for any such conclusions.

(b) If Buyer does not deliver a Buyer Notice of Breach to Seller on either Representation Date and Seller is able to make the Seller Certifications as of each Representation Date, then there shall be no adjustment to the Purchase Price pursuant to this Section 3.4. The parties agree that no adjustment to the Purchase Price pursuant to this Section 3.4 shall be made in the event that both parties agree that any breach of a representation or warranty by Seller or failure of Seller to perform its obligations required by this Agreement is immaterial.

(c) If Buyer delivers a Buyer Notice of Breach to Seller on either Representation Date or Seller is unable to make the Seller Certifications as of either Representation Date, then Buyer and Seller shall negotiate in good faith an amount, if any, by which to reduce the Purchase Price at Closing as a cure for the breaches or failures by Seller specified in such notice or notices unless such breaches or failures have otherwise been cured.

(d) If, within five (5) days following the second Representation Date, Seller and Buyer are unable to agree upon (i) whether there have been breaches or failures that require a reduction in the Purchase Price or (ii) the amount of any such reduction, the Bankruptcy Court shall determine the actual amount, if any, of any such reduction in the Purchase Price as a cure for the specified breaches and failures. The determination of the Bankruptcy Court will be final and binding upon the parties. The parties agree that the Closing shall not occur unless and until the Bankruptcy Court has made such determination.

(e) Notwithstanding anything in this Section 3.4 or the proviso in Section 12.1(j) to the contrary, if Buyer delivers a Buyer Notice of Breach or Seller delivers a Representation Certificate which in any way relates to (i) the sale or assignment to Buyer of any Company Intellectual Property or (ii) Transferred Employees, then Buyer shall be entitled to terminate this Agreement in accordance with Section 12.1(j) and Buyer shall not be compelled to accept any reduction in Purchase Price pursuant to this Section 3.4 or the proviso in Section 12.1(j).

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Except as may be set forth on the Disclosure Schedule, Seller represents and warrants to Buyer, on the date hereof and on the Closing Date, as follows:

4.1. Organization and Qualification.

Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and, subject to the entry of the Sale Approval Order, to enter into, perform its obligations and consummate the transaction under this Agreement, the Other Documents to which it is a party and the transactions contemplated hereby and thereby.

4.2. Corporate Authority.

Assuming entry of the Sale Approval Order, the execution, delivery and performance by Seller of this Agreement and the Other Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other corporate action on the part of Seller is necessary to authorize such execution. Assuming entry of the Sale Approval Order, this Agreement has been duly executed and delivered by Seller and constitutes, and upon execution and delivery of each of the Other Documents, such Other Documents will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms.

4.3. No Conflict.

Assuming the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Approval Order and the termination or expiration of any waiting period under the HSR Act and assuming that all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained and all filings and notifications listed in Section 4.4 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Other Documents by Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Applicable Law or Governmental Order applicable to Seller, or any of its assets, properties or businesses, including the Business or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of the Purchased Assets is bound or affected.

4.4. Governmental Consents and Approvals.

Schedule 4.4 of the Disclosure Schedule sets forth a true and complete list of each material consent, waiver, authorization or approval of any Governmental Authority or of any other Person (other than (i) the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Approval Order and (ii) the termination or expiration of any waiting period under the HSR Act), and each material declaration to or filing or registration with any such Governmental Authority (other than those required to be made to or filed with the Bankruptcy Court), that is required in connection with the execution and delivery of this Agreement and the Other Documents by Seller or the performance by Seller of its obligations hereunder and thereunder.

4.5. Financial Statements.

Schedule 4.5 of the Disclosure Schedule sets forth true and complete copies of the unaudited balance sheets and the related unaudited statements of income of the Division for the ten-month period ended July 31, 2005 (the “Financial Statements”). The Financial Statements relating to the Division were prepared in accordance with the books and accounts and other financial records of the Division. Except as related to intercompany accounts, the Financial Statements present fairly the financial condition and results of operations of the Division as of the dates thereof or for the respective periods covered thereby, and the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices since the filing of the Bankruptcy Petition, except as set forth on Schedule 4.5 of the Disclosure Schedule.

4.6. Litigation; Disputes.

Other than the litigation described on Schedule 4.6 of the Disclosure Schedule (the “Pending Litigation”), and all proceedings commenced or to be commenced before the Bankruptcy Court, there is no action, claim, demand, suit, proceeding, arbitration, or investigation pending or, to the Knowledge of Seller, threatened against, relating to or affecting the Purchased Assets, the Business, Seller’s right to sell the Purchased Assets, the Transferred Employees (in their capacity as employees of the Seller) or relating to the transactions contemplated by this Agreement. The Business of Seller is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any Governmental Authority.

4.7. Machinery and Equipment.

(a) Schedule 4.7(a) of the Disclosure Schedule lists each item or distinct group of Machinery and Equipment used in the Business.

(b) Schedule 4.7(b) of the Disclosure Schedule sets forth a true and complete list of all leases for Machinery and Equipment and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) The Seller has the full right to exercise any renewal options contained in the leases pertaining to the Machinery and Equipment on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Machinery and Equipment for the full term of such renewal options.

4.8. Assets.

Seller has good and marketable title to, or right by license, lease or other agreement to use, the Purchased Assets. Subject to the entry of the Sale Approval Order, at the Closing, Seller will have the right to transfer the Purchased Assets to Buyer free and clear of all Liens other than Permitted Liens. The Purchased Assets include all assets, properties, rights and licenses that are necessary for the operation of the Business by Seller immediately prior to the Closing. All of the tangible Purchased Assets with an initial cost of greater than $5,000 or a book value as of the date hereof of greater than $5,000 are (a) in good operating condition and repair, except for ordinary wear and tear, (b) are suitable for the purposes for which they are intended, and (c) are free of material defects.

4.9. Environmental.

Except as set forth on Schedule 4.9 of the Disclosure Schedule:

(i) There has been no Release or threatened Release of any Hazardous Materials by Seller to the air, surface water, groundwater, soil or soil improvements of the Leased Real Property requiring corrective action under, or that is a violation of, any applicable Environmental Laws.

(ii) Seller is in compliance with, and for the past three (3) years has been in compliance with, all applicable Environmental Laws. Any past noncompliance with Environmental Laws by Seller which has been the subject of a written complaint, order, directive or citation by any Governmental Authority in the past three (3) years has, been resolved without any pending or ongoing obligation, costs or liability.

(iii) In the past three (3) years, Seller has not received a written complaint, order, directive, claim, citation, notice, information request or investigation by any Governmental Authority or any other Person with respect to any Release or threatened Release of any Hazardous Materials to the air, surface water, groundwater or soil of the Leased Real Property or alleging that Seller may be in violation of, or liable under, any Environmental Law.

(iv) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks or lagoons in which any Hazardous Material is being or has been treated, stored or disposed of by Seller on any of the Leased Real Property.

(v) Seller is not conducting any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Leased Real Property. Seller is not conducting any Remedial Action related to any Release or threatened Release of any Hazardous Material at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(vi) There is no planned or contemplated closure, decommissioning or other material change in operations or activities at any Leased Real Property by Seller that would require any Remedial Action under any Environmental Law.

(vii) Seller has provided Buyer with copies of (A) any environmental assessment or environmental compliance audit reports in its possession relating to the Business or any of the Leased Real Property and (B) all insurance policies issued at any time that may provide coverage to Seller relating to the Leased Real Property and/or environmental matters at the Business.

(viii) Neither the execution of this Agreement or the Other Documents nor the consummation of transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any Environmental Law.

4.10. Employee Benefit Matters.

(i) Schedule 4.10(i) of the Disclosure Schedule lists all Employee Benefit Plans relating to the Business. True, correct and complete copies of all such Employee Benefit Plans have been made available to Buyer.

(ii) Except as disclosed on Schedule 4.10(ii) of the Disclosure Schedule, none of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA, or a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and, to the Knowledge of Seller, Seller has not incurred, and could not reasonably be expected to incur, any liability under, arising out of or by operation of Title IV of ERISA.

(iii) There are no unpaid contributions due prior to the date of this Agreement with respect to any 401(k) Retirement Plan (a “401(k) Plan”) that are required to be made under the terms of such 401(k) Plan or any Applicable Law.

(iv) Except as disclosed on Schedule 4.10(iv) of the Disclosure Schedule, Seller has no obligation to provide any deferred compensation, pension or non-pension benefits to retired or other former employees, except for health benefits as specifically required by Part 6 of Title I of ERISA (“COBRA”) or other Applicable Law or pension benefits payable from a Employee Benefit Plan intended to be “qualified” within the meaning of Section 401 (a) of the Code.

(v) Except as disclosed on Schedule 4.10(v) of the Disclosure Schedule, with respect to any Employee Benefit Plan: (A) no filing, application or other matter is pending with the IRS, the United States Department of Labor or any other Governmental Authority; (B) there is no Action pending (or, to the Knowledge of Seller, any basis for such an Action), other than routine claims for benefits; (C) neither the transactions contemplated by this Agreement nor the consummation of the transactions contemplated hereby will result in any Action, whether actual or threatened and (D) there are no outstanding liabilities for Taxes or penalties under ERISA or the Code.

(vi) Seller is in compliance with the requirements of the WARN Act and has no liabilities pursuant to the WARN Act.

(vii) All of the individuals set forth on Schedule 4.10(vii) of the Disclosure Schedule are employed by Seller and, to the Knowledge of Seller, none of such employees intends to resign prior to the Closing Date.

(viii) Schedule 4.10(viii) of the Disclosure Schedule lists all unused vacation days and other paid time off accrued by each employee of Seller. At the reasonable request of Buyer, Seller shall provide Buyer with an updated Schedule 4.10(viii) of the Disclosure Schedule for the time period up to and including the Closing Date.

(ix) Except as set forth on Schedule 4.10(ix) of the Disclosure Schedule, the Seller has no Foreign Benefit Plans.

4.11. Taxes.

(a) All Tax Returns required to be filed by or with respect to Seller have been timely filed.

(b) All Taxes required to be shown on such Tax Returns or otherwise due, by or with respect to Seller have been timely paid.

(c) All such Tax Returns are true, correct and complete in all material respects.

(d) No adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority or taxing authority and no basis exists for any such adjustment.

(e) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no pending or threatened claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes against Seller or any Person that was included in the filing of a Tax Return with any of Seller, on a consolidated, combined or unitary basis.

(g) Except as set forth on Schedule 4.11(g) of the Disclosure Schedule, there are no Liens for Taxes on any properties or assets of Seller.

(h) None of the Purchased Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

4.12. Brokers.

Seller is represented by Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”) as its exclusive sales agent with respect to the transactions contemplated herein pursuant to Seller’s engagement agreement with Houlihan as modified and approved by the Bankruptcy Court. Houlihan’s fees and expenses are to be paid in accordance with the terms of provisions specified therein, including but not limited to the payment of the transaction fee that shall be payable out of the proceeds received by Seller pursuant to this Agreement. Other than Houlihan, no broker or finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.13. Purchased Accounts Receivable.

Schedule 4.13 of the Disclosure Schedule is an aged list of the Accounts Receivable as of July 31, 2005 showing separately those Accounts Receivable that as of such date had been outstanding for (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. All Accounts Receivable (A) are valid and (B) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of business and consistent with past practices. The allowance for doubtful accounts with respect to the Accounts Receivable of Seller has been calculated in accordance with GAAP consistently applied.

4.14. Material Adverse Effect.

Since February 1, 2005, there has not occurred any event or condition that has resulted in or could reasonably be likely to result in a Material Adverse Effect.

4.15. Inventories.

The Inventory of the Business (i) has been or will have been acquired and has been or will have been maintained in accordance with the regular business practices of Seller since the filing of the Bankruptcy Petition and (ii) consists or will consist of items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice and (iii) is valued at the lower of cost or market value. Such Inventories, net of reserves, are or will be in good and merchantable condition in all material respects, are or will be suitable and useable for the purposes for which they are intended, are not or will not be obsolete and are or will be in a condition such that they can be sold in the ordinary course of business consistent with past practice.

4.16. Material Contracts.

(a) Schedule 4.16(a) of the Disclosure Schedule lists each of the following contracts and agreements (including oral agreements) of Seller relating to the Business (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property (including all contracts, agreements, leases and subleases), Material Intellectual Property Contracts and all contracts, agreements, leases and subleases relating to Machinery and Equipment, being “Material Contracts”):

(x) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to Seller (relating to the Business) or otherwise related to the Business under the terms of which Seller: (A) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate during the calendar year ended December 31, 2005, (B) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by Seller without penalty or further payment and without more than 30 days’ notice;

(xi) each contract, agreement, invoice, sales order and other arrangement for the sale of Inventory or other personal property, or for the furnishing of services by Seller (relating to the Business) that (A) is likely to involve consideration of more than $20,000 in the aggregate during the calendar year ending December 31, 2005, (B) is likely to involve consideration of more than $20,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Seller without penalty or further payment and without more than 30 days’ notice;

(xii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Seller (relating to the Business) is a party;

(xiii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which Seller (relating to the Business) is a party and which cannot be cancelled by Seller without penalty or further payment and without more than 30 days’ notice;

(xiv) all contracts and agreements relating to Indebtedness of Seller (relating to the Business);

(xv) all contracts and agreements with any Governmental Authority to which Seller (relating to the Business) is a party;

(xvi) all contracts and agreements that limit or purport to limit the ability of Seller (relating to the Business) to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvii) all contracts and agreements between or among Seller (relating to the Business), on the one hand, and one or more Affiliates of Seller, on the other hand;

(xviii) all contracts and agreements which establishes or requires any type of exclusive dealing, “most favored nation” or similar arrangement imposed on Seller.

(xix) all contracts and agreements providing for benefits under any employee benefits plan; and

(xx) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Seller (relating to the Business) or the conduct of the Business, or the absence of which would have a Material Adverse Effect, including, without limitation, any contract or agreement for services to be performed outside the United States.

For purposes of this Section 4.16, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) subject to entry of an order by the Bankruptcy Court approving the assumption and assignment of such Material Contract, is freely and fully assignable to the Buyer without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 4.4 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as set forth on Schedule 4.16(b), the Seller is not in breach of, or default under, any Material Contract.

(c) Seller has not received any notice of termination, cancellation, breach or default under any Material Contract and to the Knowledge of Seller, no other party to any Material Contract is in breach thereof or default thereunder.

(d) The Seller has made available to Buyer true and complete copies of all written Material Contracts.

(e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets (other than in the ordinary course of business consistent with past practice).

4.17. Owned Intellectual Property. Assuming entry of the Sale Approval Order:

(a) Schedule 4.17(a) of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, trademark and copyright registrations and applications and Internet domain names included within the Owned Intellectual Property, (ii) material Intellectual Property Contracts (other than licenses of commercially available off the shelf Software licensed pursuant to shrink-wrap or click-wrap licenses, in each case, that is not material to the Business) (the “Material Intellectual Property Contracts”) and (iii) other material Owned Intellectual Property (including Owned Intellectual Property embodied in Software).

(b) The Company Intellectual Property (including Company Intellectual Property embodied in Software) includes all Intellectual Property used in or held for use in connection with the Business as currently operated. The Owned Intellectual Property, and to the Knowledge of Seller, the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part. Except as set forth on Schedule 4.17(b), the Business as currently operated does not, to the Knowledge of Seller, infringe, dilute, misappropriate or otherwise violate or interfere with the Intellectual Property of any third party, and no claim or Action is pending or has been threatened or asserted in writing (or, to the Knowledge of Seller, orally or otherwise) alleging any of the foregoing. To the Knowledge of

Seller, no Person is engaging in any activity or using any Intellectual Property (whether embodied in Software or otherwise), that infringes, dilutes, misappropriates or otherwise violates or interferes with the Company Intellectual Property (including Company Intellectual Property embodied in Software). Except as set forth on Schedule 4.17(b), Seller exclusively owns the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property, and has the right to use (i) the Owned Intellectual Property (including, without limitation, Owned Intellectual Property embodied in Software and other Intellectual Property Embodiments) and (ii) to the Knowledge of Seller, the Licensed Intellectual Property (including, without limitation, Licensed Intellectual Property embodied in Software and other Intellectual Property Embodiments) pursuant to the terms of the Intellectual Property Contracts, both in connection with the continued operation of the Business as currently operated. None of the Owned Intellectual Property (including, without limitation, Owned Intellectual Property embodied in Software) or Intellectual Property Embodiments (nor, to the Knowledge of Seller, the Licensed Intellectual Property or Licensed Software) is subject to any outstanding consent, settlement or Governmental Order that, among other things, specifically restricts the use of such Intellectual Property, Intellectual Property Embodiment or Software in connection with the continued operation of the Business as currently operated, or that would materially modify the scope or materially impair the validity or enforceability of such Intellectual Property.

(c) Except as set forth in Schedule 4.17(c) of the Disclosure Schedule, Seller has not granted any license or other right to any third party with respect to the material Company Intellectual Property (including material Company Intellectual Property in Software form). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the abandonment, breach, modification, cancellation, termination or suspension of (i) the Material Intellectual Property Contracts or (ii) the Owned Intellectual Property. Following the Closing Date, Buyer will be permitted to exercise the rights of Seller in and to (A) the Material Intellectual Property Contracts and (B) the Owned Intellectual Property, to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amount accruing to the extent resulting from the transactions contemplated hereby. Each Intellectual Property Contract is valid and enforceable, is in full force and effect, is binding on Seller (and, to the Knowledge of Seller, all other parties thereto), and Seller (and, to the Knowledge of Seller, any other party thereto) is not in breach thereof or default thereunder.

(d) Seller has used commercially reasonable efforts in accordance with normal industry practice in the United States to maintain the confidentiality of all confidential Company Intellectual Property, and to the Knowledge of Seller (i) no Person has misappropriated any material confidential Company Intellectual Property (including material confidential Company Intellectual Property embodied in Software), (ii) no employee, independent contractor or agent of Seller has misappropriated any trade secrets of any other Person and (iii) no employee, independent contractor or agent of Seller is in default or breach of any term of any agreement for the protection, ownership, development, use or transfer of Intellectual Property (including Intellectual Property embodied in Software).

(e) All Software material to the Business as currently operated is free of all defects that materially disrupt its operation or materially adversely impact the operation of other Software operating systems. Seller owns or, to the Knowledge of Seller, has a valid right to access and use pursuant to the terms of the Intellectual Property Contracts, all computer systems, hardware and Software used in connection with the continued operation of the Business as currently operated (the “Company IT Systems”), and Seller has used commercially reasonable efforts in accordance with normal industry practice in the United States to secure the Company IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems in connection with the continued operation of the Business as currently operated.

4.18. Real Property.

Seller does not own, beneficially or otherwise, any fee interest in any real property.

4.19. Permits.

Schedule 4.19 of the Disclosure Schedule sets forth a complete and correct list of all material permits currently held by Seller in connection with the Business. The Seller is in compliance in all material respects with all of the permits set forth on Schedule 4.19 of the Disclosure Schedule, and no suspension or cancellation of any of such permits is pending or, to Knowledge of Seller, threatened. Seller has all permits necessary for Seller to own, lease and operate the Purchased Assets, and to conduct the Business as presently conducted. No material permits set forth on Schedule 4.19 of the Disclosure Schedule will be cancelled or suspended as a result of or upon the consummation of the transactions contemplated by this Agreement.

4.20. Legal Compliance.

As of the date hereof, to the Knowledge of Seller, Seller has conducted the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Business, Seller or the Purchased Assets, and Seller is not in violation in any material respect of any Law or Governmental Order applicable to the Business, the Purchased Assets or Seller, except for any violations which would not have a Material Adverse Effect. As of the date hereof, to the Knowledge of Seller, Seller has not received written notice of any violation of any Law or Governmental Order applicable to Seller, the Business or any of the properties or assets, including the Purchased Assets, of Seller.

4.21. Labor Matters.

(a) Seller is not a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to employees of the Business, and no collective bargaining agreement is being negotiated by Seller with respect to employees of the Business. There is no labor dispute, strike or work stoppage against Seller pending or, to the Knowledge of Seller, threatened in writing that may interfere with the Business. To the Knowledge of Seller, neither Seller nor any representative or employee of Seller has committed any unfair labor practices in connection with the operation of the Business.

(b) Seller is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety or health, human rights or anti-discrimination or any other Laws or regulations affecting employees of the Business and, to the Knowledge of Seller, there is no material investigation being conducted or threatened by the Governmental Authority relating thereto.

(c) Seller is currently in compliance with all applicable Laws relating to the payment and withholding of Taxes and, to the Knowledge of Seller, there is no material investigation being conducted or threatened by the Governmental Authority relating thereto.

4.22. Exclusivity of Representations and Warranties.

The representations and warranties made by Seller in Section 4 of this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. Seller hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data not included in this Agreement).

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Except as may be set forth on the Schedule attached to this Agreement, Buyer hereby represents and warrants to Seller, on the date hereof and on the Closing Date, as follows:

5.1. Organization.

Buyer is a corporation duly incorporated or a limited liability company duly formed, as the case may be, validly existing and in good standing under the law of the State of Delaware. Buyer has all necessary corporate power, authority and capacity to own its property, to carry on its business, and to enter into and perform its obligations under this Agreement and the Other Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

5.2. Authority.

The execution, delivery and performance by Buyer of this Agreement and the Other Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action or limited liability company action, as the case may be, on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and upon execution and delivery by Buyer of each of the Other Documents to which it is a party, such Other Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

5.3. No Conflict.

Neither the execution or delivery by Buyer of this Agreement or the Other Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach of any of the provisions of, or constitute a default under, the charter, by-laws, or other organizational document of Buyer, as amended to date, (b) result in a breach of any of the provisions of, or constitute a default under any contract to which Buyer is bound, or (c) result in a violation of any Applicable Law to which Buyer or its property is subject.

5.4. Consents.

The execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not require the consent or approval of, or filing with, any Governmental Authority or any other Person except (i) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Purchased Assets, (ii) as required pursuant to the HSR Act and any other Antitrust Laws applicable to the sale of the Purchased Assets to Buyer, (iii) for entry of the Sale Procedures Order by the Bankruptcy Court or (iv) for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5. Litigation.

There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Buyer, threatened against or relating to Buyer which seeks to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

5.6. Brokers.

No broker or finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller could become liable or obligated.

5.7. No Financing or Due Diligence Contingency.

Buyer’s obligations under this Agreement are not subject to the satisfaction of any financing or further due diligence contingencies. Buyer has sufficient funds available to consummate the transactions contemplated by this Agreement. Absolutely no financing or due diligence contingencies apply with respect to the transactions contemplated hereby.

5.8. Exclusivity of Representations and Warranties.

The representations and warranties made by Buyer in Section 5 of this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. Buyer hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Seller or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data not included in this Agreement).

6.	CONDUCT OF BUSINESS PENDING CLOSING

6.1. Conduct of Business.

Except as otherwise contemplated by this Agreement or as set forth on Section 6.1 of the Disclosure Schedule, other than those filings and proceedings before or required by order of the Bankruptcy Court and the incurrence of expenses required thereunder, during the period from the date hereof through the Closing Date (the “Pre-Closing Period”), Seller will conduct the operations of the Business in the ordinary and usual course, consistent with the conduct of the Business since the filing of the Bankruptcy Petition, and keep the tangible assets included in the Purchased Assets in substantially the same condition reasonable wear and tear excepted. Without limiting the generality of the foregoing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not take any of the following actions during the Pre-Closing Period:

(a) other than as required pursuant to any employee benefit plan, agreement or other arrangement existing as of the date hereof or as may be required by Applicable Law, (i) grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Business or establish, enter into, adopt or amend any collective bargaining agreement, bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment termination, severance or other employee benefit plan, agreement, policy or arrangement for the benefit of any director, officer or employee of the Business or (ii) increase the compensation payable or to become payable to any director, officer or employee of the Business, except for (A) increases in base salary or wages in the ordinary course of business and consistent with past practice and (B) subject to the approval of the Bankruptcy Court, the payment of compensation and benefits under a key employee retention, stay bonus, severance or similar plan with respect to the employees of Seller so long as the compensation and/or benefits under any such plan is payable or provided by, as the case may be, Seller and does not create any obligations or liabilities for Buyer at any time, regardless of whether such obligations or liabilities will continue, survive or remain outstanding after the Closing Date;

(b) hire any new employees for the Business;

(c) sell or otherwise dispose of or grant any security interest in any Purchased Assets, except security interests and adequate protection liens granted to secure post-petition financing or the use of cash collateral, which liens shall be released and attach to the proceeds of the sale contemplated hereby on or before the Closing Date, or make any commitment to do so, other than the disposition of Inventory in the ordinary course of business consistent with past practice;

(d) modify, amend, cancel or terminate any Material Contract;

(e) fail to use commercially reasonable efforts to maintain the Purchased Assets in commercially reasonable operating condition, ordinary wear and tear excepted;

(f) (i) abandon, sell, assign, or grant any security interest in any Owned Intellectual Property, except security interests and adequate protection liens granted to secure post-petition financing or the use of cash collateral, which liens shall be released and attach to the proceeds of the sale contemplated hereby on or before the Closing Date, (ii) grant to any third party any license with respect to any Owned Intellectual Property, (iii) develop, create or invent any Intellectual Property or Software jointly with any third party, (iv) with respect to Seller, fail to use commercially reasonable efforts in accordance with normal industry practice in the United States or (v) permit any item of Owned Intellectual Property to lapse or be abandoned, dedicated or disclaimed, and Seller shall, perform all applicable filings, recordings and other acts, and pay all required fees and Taxes, to maintain and protect its interest in all Company Intellectual Property, Company Software and Intellectual Property Embodiments;

(g) fail to perform all of the material post-petition obligations of Seller under the Assumed Contracts in accordance with their terms, except to the extent that such performance is excused by the Bankruptcy Code;

(h) change, in any material respect, any of their methods or procedures relating to accounting, other than such changes required by GAAP;

(i) enter into any new Contracts with customers of the Business that involve exchanges of value of more than $300,000 during the course of such Contract;

(j) notwithstanding Section 6.1(i), enter into any new Contracts with customers of the Business that involve exchanges of value of more than $50,000 during the course of such Contract if such Contract (i) would require consent to be assigned to Buyer at Closing unless such consent has previously been obtained or (ii) deviates in any material respect from standard terms and conditions of Seller;

(k) enter into any new Contracts with suppliers of the Business that involve exchanges of value of more than $100,000 during the course of such Contract;

(l) fail to notify Buyer promptly of any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby or the entry of the Sale Approval Order other than any written objection, litigation or administration proceeding disclosed in any filing with the Bankruptcy Court;

(m) cease to maintain in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on its behalf) with respect to the Business on the date hereof;

(n) bring, settle, compromise or waive any claim or legal right included in the Purchased Assets materially affecting the validity or value of any of the Business or the Purchased Assets;

(o) incur any Indebtedness other than the use of cash collateral or trade payables incurred in the ordinary course of business;

(p) (i) issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, (ii) redeem any of the capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of its capital stock or otherwise, (iii) amend or restate its organizational documents or (iv) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(q) make or commit to make capital expenditures in excess of $50,000 in the aggregate; and

(r) agree to take any of the actions specified in this Section 6.1, except as contemplated by this Agreement or the Other Documents or pursuant to an order of the Bankruptcy Court.

6.2. Cure of Defaults.

Seller shall, at or prior to the Closing, cure any and all defaults under the Assumed Contracts required to be cured and pay all Cure Costs that are required to be paid pursuant to the Sale Approval Order or other Bankruptcy Court order required to be paid as a condition to assumption and assignment under Section 365 of the Bankruptcy Code. Prior to payment or cure of any Cure Cost, Seller shall give Buyer reasonable advance written notice of the proposed Cure Cost. Any monetary amounts of such Cure Costs, to the Knowledge of Seller, as of the date hereof are listed on Schedule 6.2. At Closing, Seller shall maintain a reserve of cash in a bank account (the “Cure Cost Reserve Amount”) in an amount sufficient to satisfy any disputed Cure Costs pending resolution of the disputed Cure Costs. After Closing, Seller shall pay disputed Cure Costs from the Cure Cost Reserve Amount within three (3) Business Days after entry of a Bankruptcy Court order resolving the dispute over the amount of the required Cure Cost. Prior to settling any disputed Cure Cost, Seller shall give Buyer reasonable advance written notice of the resolution.

6.3. Commercially Reasonable Efforts.

Between the date hereof and the Closing Date, each party shall use commercially reasonable efforts to and shall use commercially reasonable efforts to (i) obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons, required to be obtained by such party in connection with the execution, delivery and performance by such party of this Agreement, including, without limitation, as a result of the sale of the Purchased Assets and (ii) take, or cause to be taken, all action, and do, or cause to be done, all things necessary or proper, consistent with Applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby. Seller and Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business any right or benefit under any Assumed Contract or Contract to which Seller is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide Buyer with the rights and benefits of the affected Assumed Contract or Contract to which Seller is a party, and, if Seller provides such rights and benefits, Buyer shall assume the obligations and burdens thereunder.

7.	ADDITIONAL COVENANTS AND AGREEMENTS

7.1. Bankruptcy Covenants; Bankruptcy Scheduling; Breakup Fee; Deposit Return.

(a) Operation as Debtor in Possession. Seller has and shall continue to operate its business as a debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(b) Entry of Bankruptcy Orders.

(i) No later than three (3) Business Days after the date hereof, Seller shall file, and provide sufficient notice to all parties entitled to notice under applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (including all parties to Contracts and all applicable Governmental Authorities) and such other parties reasonably designated by Buyer of, a motion (the “Sale Motion”) with the Bankruptcy Court, in form and substance satisfactory to Buyer, seeking entry of the following orders:

(A)	an order, in the form attached hereto as Exhibit B, which approves the Sale Procedures set forth on Exhibit C attached hereto and incorporates said Sale Procedures as if set forth in full in the Sale Procedures Order, approves the Breakup Fee and schedules a hearing (the “Sale Hearing”) for approval of the Sale Motion, or which is otherwise in form and substance satisfactory to Buyer (the “Sale Procedures Order”); and

(B)	an order (the “Sale Approval Order”), in the form attached hereto as Exhibit D or which is otherwise in form and substance satisfactory to Buyer.

(ii) No later than September 12, 2005, the Sale Procedures Order shall be approved by the Bankruptcy Court and same shall have become a Final Order.

(iii) No later than October 11, 2005, the Sale Approval Order shall be approved by the Bankruptcy Court and same shall have become a Final Order.

(iv) Subject to the Sale Procedures Order, Seller shall promptly make any filings, take all actions, and use all reasonable best efforts to obtain any and all other approvals and orders of the Bankruptcy Court necessary or appropriate for consummation of the transactions contemplated hereby.

(c) Breakup Fee. Seller hereby confirms that it is integral to the process of arranging an orderly sale of the Purchased Assets to proceed by selecting Buyer to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for the Purchased Assets and that, without Buyer having committed substantial time and effort to such process, the estate of Seller may have had to employ a less orderly sale process and thereby incur higher costs and risk attracting lower prices. Accordingly, the contributions of Buyer to the process have provided substantial benefit to the estate of Seller. Seller acknowledges that Buyer would not have invested the effort in negotiating and documenting the transaction provided for herein and incurring duties to pay its outside advisers if Buyer were not entitled to the Breakup Fee. Accordingly, upon the first to occur of any of the following events:

(i) this Agreement is terminated pursuant to Section 12.1(f) or Section 12.1(i) hereof and at such time Seller does not have the right to terminate this Agreement pursuant to Section 12.1(d);

(ii) the Bankruptcy Court enters an order authorizing the sale of the Purchased Assets to a party other than Buyer (a “Third-Party Buyer”) and at such time Seller does not have the right to terminate this Agreement pursuant to Section 12.1(d) and the sale of the Purchased Assets to the Third-Party Buyer is consummated;

(iii) Seller seeks, supports or fails to oppose, any of the following actions that could reasonably cause the Purchased Assets not to be sold to Buyer pursuant to this Agreement and at such time Seller does not have the right to terminate this Agreement pursuant to Section 12.1(d):

(A)	dismissal of the Bankruptcy Case;

(B)	filing of a plan of reorganization or liquidation, sale pursuant to Section 363 of the Bankruptcy Code, dissolution, merger, or substantially similar transaction that is inconsistent with the sale of the Purchased Assets, including the Assumed Contracts, to Buyer pursuant to this Agreement, except as permitted by the Sale Procedures Order;

(C)	the appointment of a liquidator or similar Person for the purpose of liquidating the Purchased Assets; or

(D)	liquidation of the Purchased Assets pursuant to a proceeding under Chapter 11 of the Bankruptcy Code or conversion of the Bankruptcy Case to a proceeding under Chapter 7 of the Bankruptcy Code; and

(iv) termination of this Agreement by Buyer pursuant to Section 12.1(j).

then, Buyer shall, without further court order, be entitled to receive $700,000 (the “Breakup Fee”). The payment of the Breakup Fee shall be made from proceeds of the sale to the Third-Party Buyer or an Alternative Transaction (notwithstanding any Liens on such proceeds) within three (3) Business Days of the closing of the sale to such Third-Party Buyer or such Alternative

Transaction, except that, at all times that Buyer is entitled to but has not received the Breakup Fee, Buyer shall have a claim for administrative expense under sections 503(b) and 507(a)(1) of the Bankruptcy Code in the Bankruptcy Case in respect of the Breakup Fee.

(d) Return of Deposit. If this Agreement is terminated (other than by Seller in accordance with Section 12.1(d)), Dreier shall return the Deposit to Buyer. If this Agreement is terminated in accordance with Section 12.1(d), Buyer shall forfeit the Deposit and Dreier shall remit the Deposit to Seller, which shall be Seller’s sole and exclusive remedy hereunder.

(e) Acknowledgement. Buyer acknowledges that this Agreement, and the transactions contemplated hereby, shall be subject to higher and better offers by third parties and that Seller shall be required to provide notice of this Agreement, and an opportunity for any third party to bid, prior to the Bankruptcy Court considering approval of the Sale Approval Order. Notwithstanding the foregoing, from the date hereof and until the entry by the Bankruptcy Court of the Sale Procedures Order, Seller shall not and shall cause its representatives and Affiliates not to initiate, contract with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Buyer and its Affiliates, agents and representatives), or negotiate with actual or potential competing bidders in connection with (A) any sale or disposition of all or any material portion of the Purchased Assets or the capital stock of Seller or (B) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to Seller (each, an “Alternative Transaction”), except that Seller may (i) prior to the filing of the Sale Motion, provide a copy of this Agreement to the Lenders, the Committee and their respective counsel and financial advisors but only to the extent that any such party to whom this Agreement is to be provided has agreed in writing or is otherwise bound by written agreement, in form and substance reasonably satisfactory to Buyer, to maintain the confidentiality of this Agreement and (ii) after the filing of the Sale Motion, provide to any party, upon such party’s request, a copy of the Sale Motion or this Agreement to the extent such documents have been filed with the Bankruptcy Court (unless filed under seal). From the date hereof and until the entry by the Bankruptcy Court of the Sale Procedures Order, Seller and its representatives shall be permitted to furnish to any Person any information and respond to inquiries by any Person interested in effectuating an Alternative Transaction. From the date of the entry by the Bankruptcy Court of the Sale Procedures Order and until the entry by the Bankruptcy Court of the Sale Approval Order, Seller shall be permitted to cause its representatives and Affiliates to solicit and negotiate Alternative Transactions and respond to any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and representatives) in connection with any Alternative Transaction in the manner contemplated by the Sale Procedures Order. Following the date of the entry by the Bankruptcy Court of the Sale Approval Order and through the earlier of the consummation of the transactions contemplated by this Agreement or the termination hereof, Seller shall not, and shall cause its representatives and Affiliates not to, engage in the conduct set forth in the second sentence of this Section 7.1(e).

(f) Cure of Defaults. At or prior to the Closing, Seller shall have complied with its obligations pursuant to Section 6.2 in all respects.

(g) Other Actions. Seller shall not seek, support or fail to oppose, any of the following actions that could reasonably cause the Purchased Assets not to be sold to Buyer pursuant to this Agreement:

(i) dismissal of the Bankruptcy Case;

(ii) filing of a plan of reorganization or liquidation, sale pursuant to Section 363 of the Bankruptcy Code, dissolution, merger or substantially similar transaction that is inconsistent with the sale of the Purchased Assets, including the Assumed Contracts, to Buyer pursuant to this Agreement, except as permitted by the Sale Procedures Order;

(iii) the appointment of a liquidator or similar Person for the purpose of liquidating the Purchased Assets;

(iv) liquidation of the Purchased Assets pursuant to a proceeding under Chapter 11 of the Bankruptcy Code or conversion of the Bankruptcy Case to a proceeding under Chapter 7 of the Bankruptcy Code; or

(v) file any pleading authorizing any course of action materially inconsistent with the sale of the Purchased Assets, including the Assumed Contracts, to Buyer in accordance with this Agreement, except as permitted by the Sale Procedures Order.

7.2. Access by Buyer and Confidential Information.

(a) Buyer’s Access to Properties, Records and Employees; Confidentiality. Between the date hereof and the Closing Date, Seller shall afford to Buyer, and to the accountants, counsel, financial advisors and other authorized representatives of Buyer, reasonable access during normal business hours to all books and records (including, without limitation, payroll information) of Seller relating to the Business, the Purchased Assets and the Assumed Liabilities. Upon reasonable prior notice and in addition to the foregoing, Seller shall afford Buyer reasonable access during normal business hours to all facilities related to the Business and to all Purchased Assets throughout the period prior to the Closing Date. Between the date hereof and the Closing Date, Seller and Buyer shall cooperate to provide an opportunity for representatives of Buyer to meet directly with key employees and key management of the Business, provided that Buyer shall provide Seller reasonable notice of any such meeting and Seller shall have the right to attend same. Between the date of entry of the Sale Procedures Order by the Bankruptcy Court and the Closing Date, Seller shall afford to Buyer reasonable access to any employees or outside sales representatives located in the United States and any other country, provided that Buyer shall provide Seller reasonable notice of any such meeting and Seller shall have the right to attend same. Without limiting the foregoing, Seller shall provide such reasonable access to employees of Seller for the purposes of integrating the Business into the Buyer’s business. The rights of access contained in this Section 7.2(a) are granted subject to, and on, the following terms and conditions: (i) any such investigation will be conducted in a reasonable manner; and (ii) Buyer shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information that in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or any of its Affiliates to risk of liability, (iii) Buyer shall not have access to, or any right to obtain, information if such disclosure would, as determined by Seller, in its reasonable good faith judgment, (A) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (B) jeopardize any attorney-client or other legal privilege or (C) contravene any applicable Laws, fiduciary duties or binding agreement of Seller as of the date hereof.

(b) All information provided or disclosed to Buyer in connection with this Agreement, the Business or the Purchased Assets shall be governed by that certain Confidentiality Agreement dated May 20, 2005 by and between Buyer and Seller.

7.3. Post-Closing Access and Cooperation.

(a) After the Closing Date, Buyer and Seller shall provide each other and their respective professional advisors and any administrators of Seller’s estate with reasonable access to the Records transferred to Buyer or retained by Seller, as the case may be, pursuant to Section 1.2(h) until the later of (a) six (6) years after the Closing Date or (b) the required retention period for all government contact information, records or documents in order to enable Seller or Buyer and their respective Affiliates, as the case may be, to prepare financial statements, file any Tax Return, respond to any audit request or any administrative or judicial proceeding with respect to Taxes, comply with any Applicable Law or for any other reasonable business purpose, including, without limitation, in connection with any action involving any of Seller’s officers, directors or employees. Each party will reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.3. This Section 7.3 will not require either party to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Prior to destroying any Records for period prior to the Closing, Buyer or Seller shall notify the other party thirty (30) days in advance of any such proposed destruction of its intent to destroy such Records, and Buyer or Seller, as applicable, will permit the other party to retain such Records; provided however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages.

(b) Buyer’s Access to Records. Following the Closing Date and until the Bankruptcy Case related to Seller has been closed, Seller shall permit Buyer and its counsel, tax, financial and other advisors as may be retained from time to time, Affiliates and successors and assigns (collectively, the “Buyer Parties”), reasonable access during business hours to any books and records related to the Business, the Purchased Assets in order to facilitate the resolution of any claims made against or incurred by Buyer relating to the Business. The access referenced in the preceding sentence shall include the right of Buyer Parties to copy and use such records as they reasonably request.

(c) Seller and Buyer shall provide each other with any final determination of any such audit, administrative or judicial proceeding or determination that affects any amount required to be shown on any Return of the other for any period.

(d) Following the Closing Date and until the Bankruptcy Case has been closed, Seller shall provide Buyer with all information necessary to allow Buyer to apply the provisions of Section 41(f)(3)(A) of the Code.

7.4. Consents; Commercially Reasonable Efforts.

Seller and Buyer shall use all reasonable efforts to satisfy promptly the conditions to the Closing specified in this Agreement. Seller and Buyer shall furnish to each other and to each other’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions. Without limiting the foregoing, between the date hereof and the Closing Date, Seller and shall use commercially reasonable efforts to (i) obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement, including, without limitation, as a result of the sale of the Purchased Assets and (ii) take, or cause to be taken, all action, and do, or cause to be done, all things necessary or proper, consistent with Applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby. Seller and Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business any right or benefit under any Assumed Contract or Contract is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide Buyer with the rights and benefits of the affected Assumed Contract or Contract, and, if Seller provides such rights and benefits, Buyer shall assume the obligations and burdens thereunder.

7.5. Postclosing Collections by Seller.

The parties acknowledge that the Purchased Assets include, among other things, Purchased Accounts Receivable and certain Intellectual Property. From and after the Closing, to the extent that Seller receives any funds or payments (including, without limitation, funds or payments received (i) pursuant to any Assumed Contract pursuant to which Seller is a licensor of Intellectual Property or (ii) pursuant to Section 365(n) of the Bankruptcy Code with respect to any Intellectual Property), any and all rights of Seller to receive such funds or payments are hereby assigned to Buyer, Seller shall hold any such funds or payments that are received by it on and after the Closing Date in trust or the benefit of Buyer and, within seven (7) Business Days of receipt thereof, remit such funds to Buyer.

7.6. Transfer Taxes.

If and to the extent not exempted from Taxes by order of the Bankruptcy Court, all Taxes levied or arising in connection with the transfer of the Purchased Assets pursuant to this Agreement and the Other Documents, including any applicable sales or use Taxes, real property gains taxes, sales taxes, transfer Taxes, deed stamp and recording fees or other Taxes, whether local, state or federal, other than Taxes based on the income of Seller (collectively, “Transaction Taxes”), and any refund, abatement or rebate therefrom, shall be shared 50% by Seller and 50% by Buyer. Buyer and Seller shall cooperate in an effort to exempt the transfer of the Purchased Assets from any Transaction Tax pursuant to Section 1146(c) of the Bankruptcy Code. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transfer of the Purchased Assets to Buyer under this Agreement. Seller and Buyer agree to reasonably assist each other in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate

Governmental Authorities or taxing authorities. Seller, after the review and consent by Buyer, shall file such applications and documents as shall permit any such Transaction Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing.

Buyer or Seller, as the case may be, shall pay to or reimburse Seller or Buyer, as the case may be, so that each shall pay its respective share of such Transaction Taxes within thirty (30) days of receiving reasonable written notice thereof.

7.7. Employees.

A list of employees by position and location is set forth on Schedule 7.7 of the Disclosure Schedule. Buyer shall deliver a list of employees to be offered employment by Buyer no later than five (5) Business Days prior to the Closing Date. During the period from entry of the Sale Approval Order to the Closing Date, Buyer shall offer employment to the employees so identified by Buyer. Buyer’s obligation with respect to Transferred Employees shall commence as of the Closing Date. The Transferred Employees’ employment with the Buyer shall be upon such terms and conditions as Buyer, in its sole discretion, shall determine, and nothing herein express or implied shall confer upon any employee of the Business, or legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. To the extent that any act or failure to act by Buyer, standing alone, triggers any liability under the WARN Act or any other mass lay-off statute, such liability shall be the liability of Buyer. To the extent that any act or failure to act by Seller, standing alone, triggers any Liability under the WARN Act or any other mass lay-off statute, such Liability shall be the liability of Seller. To the extent that any act or failure to act by Buyer, considered in the aggregate with any act or failure to act by Seller, triggers any liability under the WARN Act or any other mass lay-off statute, such liability shall be borne ratably (based on the number of employees terminated or laid off) by Buyer and Seller. Each party agrees to retain all books, Records and information records relating to any employees hired by Buyer consistent with applicable Law.

7.8. Notice of Certain Events.

Between the date hereof and the Closing Date, Seller shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) in the event, after the date of this Agreement, Seller receives any written notice that any Significant Customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services or that any Significant Supplier will not sell raw materials, supplies, merchandise and other goods to Seller or Seller receives oral notice thereof under circumstances that Seller in good faith believes to have a reasonable likelihood of being effectuated, then Seller shall give Buyer prompt written notice thereof and Seller and Buyer shall cooperate and communicate with such Significant Customer or Significant Supplier to address the concerns giving rise to such notice; and

(d) any Actions commenced or, to Knowledge of Seller, threatened to be commenced relating to Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8.

7.9. Further Assurances.

At the request of Buyer, at any time after the Closing Date, Seller shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement. Seller shall timely execute and deliver prior to Closing any additional documents and perform such additional acts necessary or desirable under applicable Law to record and perfect the ownership interest of Seller in and to the Owned Intellectual Property.

7.10. “AS IS” TRANSACTION.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE OTHER AGREEMENTS AND THE SCHEDULES HEREOF AND THERETO, BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR THAT IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS THAT ARE TO BE TRANSFERRED TO BUYER AT CLOSING OR ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), SUBJECT TO SECTION 1.1, THE TRANSFERABILITY OF PURCHASED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE COLLECTIBILITY OF THE RECEIVABLES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. EXCEPT FOR AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE OTHER AGREEMENTS AND THE SCHEDULES HEREOF AND THERETO, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER

HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE OTHER AGREEMENTS AND THE SCHEDULES HEREOF AND THERETO, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. NOTHING IN THIS SECTION 7.10 IS INTENDED TO COUNTERMAND OR DEROGATE FROM (A) THE TERMS, VALIDITY, ENFORCEABILITY OR EFFECTIVENESS OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE SALE APPROVAL ORDER AS HEREIN PROVIDED OR (B) THE OBLIGATIONS OF SELLER UNDER SECTION 1.1.

7.11. Customer and Supplier Information.

No later than two (2) Business Days after the entry of the Sale Approval Order, Seller shall deliver to Buyer (i) the names and addresses of all Significant Customers as of the date hereof and the amount for which each such Significant Customer was invoiced during the last twelve (12) months, (ii) the names and addresses of all the Significant Suppliers as of the date hereof and the amount for which each such Significant Supplier was invoiced during the last twelve (12) months, (iii) all open customer purchase order and open quotations as of the date hereof and (iv) all Accounts Receivable of the Business as of the date hereof including all related customer information.

8.	MUTUAL CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

Unless waived by Seller and Buyer, the obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the following:

(a) the Bankruptcy Court shall have entered the Sale Approval Order which shall not have been stayed, vacated, reversed or modified by the Bankruptcy Court or any other court of competent jurisdiction, in a manner unacceptable to Buyer or Seller in their sole discretion;

(b) any applicable waiting period under the HSR Act shall have expired or terminated;

(c) all other authorizations, approvals or consents required from any Governmental Authority or any third party to permit the consummation of the sale of the Purchased Assets shall have been obtained and be in full force and effect; and

(d) no Applicable Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or any Other Document illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby or thereby shall be in effect.

9.	CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by Buyer:

9.1. Representations and Warranties.

(a) The representations and warranties of Seller contained herein or in any document delivered pursuant hereto on or before the Closing Date (i) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date, (ii) that are not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, and (iii) shall be true and correct on the Closing Date, so as not to, individually or in the aggregate, have caused a Material Adverse Effect.

(b) The Buyer shall have received a certificate from Seller to such effect signed by a duly authorized officer of Seller.

9.2. Performance.

Seller shall have duly performed or complied in all material respects with all of the covenants, acts and obligations to be performed or complied with by Seller hereunder at or prior to the Closing.

9.3. Cure of Defaults. At or prior to the Closing, Seller shall have complied with its obligations pursuant to Section 6.2 in all respects.

9.4. Contracts. At or prior to the Closing, (a) Seller shall have assumed and assigned to Buyer and shall have obtained all consents required for such assumption or assignment under Section 365(c) of the Bankruptcy Code, pursuant to the Sale Approval Order or other order of the Bankruptcy Court, each of the Contracts set forth on Schedule 1.2(b), and (b) under the GIL999 Software Escrow Agreement, dated as of June 18,1999, no “Release Event,” as defined therein, other than as a result of the filing of the Bankruptcy Petition, shall have occurred.

9.5. Sale Approval Order.

The Bankruptcy Court shall have entered the Sale Approval Order and same shall have become a Final Order.

9.6. Intellectual Property. At or prior to the Closing, Seller shall have (a) assumed and assigned to Buyer, each of the Intellectual Property Contracts and (b) performed all acts necessary to transfer Seller’s ownership interests in the Owned Intellectual Property to Buyer free and clear of all Liens.

9.7. Seller’s Closing Documents.

Seller shall have delivered all documents required to be delivered by Seller at the Closing, including, without limitation, those described in Section 11.1.

9.8. Non-Foreign Person.

On or prior to Closing, Seller will deliver to Buyer an affidavit stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1145(b)(2) of the Code and Treas. Reg. § 1.1445-2(b)(2).

9.9. Legal Compliance.

On the Closing Date, the Business will comply in all material respects with all Laws and Governmental Orders applicable to the Business, Seller or the Purchased Assets, and Seller will not be in violation in any material respect of any Law or Governmental Order applicable to the Business, the Purchased Assets or Seller, except for any violations which would not have a Material Adverse Effect. As of the Closing, Seller has not received written notice of any violation of any Law or Governmental Order applicable to Seller, the Business or any of the properties or assets, including the Purchased Assets, of Seller.

10.	CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless otherwise waived in writing by Seller:

10.1. Representations and Warranties.

(a) The representations and warranties of Buyer contained herein or in any document delivered pursuant hereto on or before the Closing Date shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date.

(b) Seller shall have received a certificate from Buyer to such effect signed by a duly authorized officer of Buyer.

10.2. Performance.

Buyer shall have performed or complied in all material respects with all covenants, acts and obligations to be performed or complied with by Buyer hereunder at or prior to the Closing.

10.3. Buyer’s Closing Documents.

Buyer shall have delivered all documents required to be delivered by it at the Closing, including, without limitation, those described in Section 11.2.

11.	DELIVERIES

11.1. Deliveries of Seller.

At the Closing, Seller shall deliver to Buyer the following:

(a) an executed Bill of Sale, dated as of the Closing Date;

(b) an executed Assignment and Assumption, dated as of the Closing Date;

(c) a certified copy of the Sale Approval Order;

(d) a certificate executed by an executive officer of Seller, dated the Closing Date, certifying that all covenants, acts and obligations to be performed or complied with by Seller hereunder at or prior to the Closing have been duly performed and complied with by Seller

(e) a certificate signed by a duly authorized officer of Buyer as required by Section 9.1(b) hereof;

(f) such other certificates, instruments or documents as Buyer may reasonably request in order to effect and document the transactions contemplated hereby and all such other general instruments of transfer, assignment and conveyance, evidences of consent, waiver or other approval, and other instruments or documents in form and substance reasonably satisfactory to Buyer, as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer in accordance with the terms and conditions of this Agreement; and

(g) evidence satisfactory to Buyer that the transfer of substantially all of the assets of RVSI Europe Limited (other than (a) any accounts receivable held by RVSI Europe Limited against Seller or (b) any other monetary obligations of Seller to RVSI Europe Limited) to an entity designated by Buyer has been effectuated and is in full force and effect.

11.2. Deliveries of Buyer.

At the Closing, Buyer shall deliver to Seller the following:

(a) a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing or ratifying this Agreement and authorizing the consummation by Buyer of the transactions contemplated hereby and by the Other Documents;

(b) a certificate executed by an executive officer of Buyer, dated the Closing Date, certifying that all covenants, acts and obligations to be performed or complied with by

Buyer hereunder at or prior to the Closing have been duly performed and complied with by Buyer;

(c) a certificate signed by a duly authorized officer of Buyer as required by Section 10.1(b) hereof;

(d) an executed Assignment and Assumption, dated as of the Closing Date;

(e) such other certificates, instruments or documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby and all such other general instruments of transfer, assignment and conveyance, evidences of consent, waiver or other approval, and other instruments or documents in form and substance reasonably satisfactory to Seller, as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer, in accordance with the terms and conditions of this Agreement;

(f) the Purchase Price less the Deposit; and

(g) written instructions directing Dreier to pay the Deposit to Seller.

12.	TERMINATION

12.1. Termination.

Subject to the provisions of Section 12.2, this Agreement may be terminated at any time before the Closing under any one or more of the following circumstances:

(a) by mutual consent of Seller and Buyer;

(b) by Seller or Buyer if the Closing shall not have been consummated twenty (20) days after the entry of the Sale Approval Order (the “Termination Date”) unless at such date the condition set forth in Section 8(b) is the only unsatisfied condition to the obligations of the parties to consummate the transactions contemplated by this Agreement (other than those conditions capable of being satisfied concurrently with the Closing), in which event the Termination Date shall be extended by an additional 120 days; provided that the right to terminate this Agreement under this Section 12.1(b) will not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(c) by either Seller or Buyer in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(d) by Seller if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 10.1 or 10.2 and either (i) has not been cured within 20 days after notice of such breach or failure to perform has been delivered to Buyer or (ii) is incapable of being cured prior to the Termination Date (other than as a result of Seller’s failure to perform the agreements set forth herein required to be performed by Seller);

(e) by Buyer if the Sale Procedures Order has not been approved by the Bankruptcy Court by September 2, 2005;

(f) by Buyer or Seller if Buyer is determined not to be the Winning Bidder (as defined in the Sale Procedure Order);

(g) by Buyer or Seller if the Sale Approval Order has not been approved by the Bankruptcy Court by September 30, 2005;

(h) by Buyer if the Closing shall not have occurred 20 Business Days after the Sale Approval Order is entered (other than as a result of Buyer’s failure to perform the agreements set forth herein required to be performed by Buyer or the failure of the condition set forth in Section 8(b) to be satisfied);

(i) automatically, upon Seller consummating any Alternative Transaction;

(j) by Buyer if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.1 or 9.2 and either (i) has not been cured within twenty (20) days after notice of such breach or failure to perform has been delivered to Seller or (ii) is incapable of being cured prior to the Termination Date (other than as a result of Buyer’s failure to perform the agreements set forth herein required to be performed by Buyer); provided that nothing precludes the parties from agreeing that a cure for which monetary damages would suffice may be effected by a reduction in the Purchase Price; and

(k) by Buyer in the event that the covenants in Section 6.3 are breached in any respect.

12.2. Effect of Termination.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Seller or Buyer, except that the following shall survive the termination hereof: (a) the liability, if any, of Seller under Section 7.1(c) to pay the Breakup Fee, (b) the obligation of Dreier either to return the Deposit to Buyer or remit the Deposit to Seller under Section 7.1(d), (c) the agreements with respect to confidentiality contained in Section 7.2, (d) the agreement respecting expenses contained in Section 14.13, and (e) any liability in this Section 12.2.

12.3. Remedies.

(a) In the event that, on the Closing Date, Buyer fails to perform any obligations of Buyer to be performed at the Closing and, at such time, Buyer does not have the right to terminate this Agreement pursuant to Section 12.1, then Seller shall be entitled to specific performance of Buyer’s obligations hereunder (and shall be entitled to commence an action or proceeding in the Bankruptcy Court to enforce such specific performance) in order to enable Seller to effect a Closing.

(b) Seller’s sole and exclusive remedies under this Agreement shall be (i) the remedy of specific performance in accordance with Section 12.3(a) or (ii) the remittance of the Deposit to Seller in accordance with Sections 12.2(b) and 7.1(d).

13.	SURVIVAL

None of the representations or warranties of Seller herein, or in any Other Document delivered prior to or at the Closing, shall survive the Closing, and, except for the covenants and agreements expressly by their terms to be performed after the Closing Date, none of the respective covenants and agreements of Seller and Buyer herein, or in any Other Document delivered prior to or at the Closing, shall survive the Closing. In addition to the foregoing, in the event of a breach of a representation or warranty of Seller, Buyer’s sole remedy shall be to terminate this Agreement pursuant to Section 12.1(j) on account of such breach (if such remedy is otherwise in all respects applicable and available to Buyer), and to require return of the Deposit upon such termination pursuant to Section 7.1(d).

14.	MISCELLANEOUS

14.1. Certain Definitions.

As used herein, the following terms have the meanings set forth below:

“401(k) Plan” has the meaning given to it in Section 4.10(iii).

“Accounts Receivable” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business, together with any unpaid financing charges accrued thereon.

“Action” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Assumed Contract” has the meaning given to it in Section 1.6(a).

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning given to it in the Preamble.

“Alternative Transaction” has the meaning given to it in Section 7.1(e).

“Applicable Law” means all applicable provisions of all (i) federal, national, state, provincial, local or similar constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) Governmental Orders.

“Assignment and Assumption” means the Instrument of Assignment and Assumption, substantially in the form attached hereto as Exhibit E and in substance satisfactory to Buyer.

“Assumed Contracts” has the meaning given to it in Section 1.2(b).

“Assumed Liabilities” has the meaning given to it in Section 1.4.

“Bankruptcy Case” has the meaning given to it in the Recitals.

“Bankruptcy Code” has the meaning given to it in the Recitals.

“Bankruptcy Court” has the meaning given to it in the Recitals.

“Bankruptcy Petition” has the meaning given to it in the Recitals.

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit F.

“Breakup Fee” has the meaning given to it in Section 7.1(c).

“Business” means Seller’s business, as conducted by the Division, of designing, manufacturing and marketing general-purpose machine vision systems, fixed-mount and handheld imagers that read two dimensional bar codes, and associated machine vision lighting products.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Applicable Law or other governmental action to close.

“Buyer” has the meaning given to it in the Preamble.

“Buyer Notice of Breach” has the meaning given to it in Section 3.4(b).

“Buyer Parties” has the meaning given to it in Section 7.3(b).

“Closing” has the meaning given to it in Section 2.1.

“Closing Date” has the meaning given to it in Section 2.1.

“Closing Net Current Assets” means the sum of (i) the outstanding amount of Current Receivables and (ii) the value of the Gross Inventory minus (iii) the Post-Petition Accounts Payable as of the Closing Date.

“Closing Statement” has the meaning set forth in Section 3.1(b).

“COBRA” has the meaning given to it in Section 4.10(iv).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Law.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IT Systems” has the meaning given to it in Section 4.17(e).

“Company Software” means the Owned Software and the Licensed Software.

“Contract” means any contract (including, without limitation, Intellectual Property Contracts), agreement, lease, commitment, sale or purchase order, loan agreement, mortgage, security agreement, trust indenture, understanding or other agreement or instrument.

“Cure Cost Reserve Amount” has the meaning given to it in Section 6.2.

“Cure Costs” means all costs required to be paid and all defaults required to be cured as a condition to assumption and assignment pursuant to Section 365 of the Bankruptcy Code.

“Current Inventory” has the meaning given to it within the definition of “Inventory” in Section 14.1.

“Current Receivables” means only those Accounts Receivable that are outstanding for 60 days or less.

“Customer Prepayments” means all deposits from customers of Seller and all progress payments, prepayments, advances, milestone payments and the like received from customers of Seller in connection with the Business or any Assumed Contracts for services to be rendered to such customers after the Closing Date or the pro rated portion of any such advanced payment or deposit received from customers of Seller in connection with the Business or any of the Assumed Contracts for services to be rendered after the Closing Date.

“Deposit” has the meaning given to it in Section 2.3.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Division” means the Acuity CiMatrix division of Seller.

“Dreier” has the meaning given to it in Section 2.1.

“Employee Benefit Plans” means any employee benefit plan (as defined in section 3(3) of ERISA) sponsored, maintained or contributed to by Seller, and all other material employee benefit arrangements relating to the current or former employees of the Business, including any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, retention pay, stay bonus, incentive pay, hospitalization insurance, medical insurance, life insurance or scholarships or tuition reimbursements, sponsored, maintained or contributed to by Seller to which Seller is obligated to contribute thereunder for current or former employees of the Business.

“Environmental Laws” means all applicable foreign, federal, state and local statutes, ordinances, rules, orders, regulations and other provisions having the force of law (including common law), any permit, approval, identification number, license, or other authorization required or issued thereunder, and all judicial and administrative orders, concerning pollution, protection of human health and the environment or natural resources, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement between Seller and Buyer entered into as of the date hereof.

“Excluded Assets” has the meaning given to it in Section 1.3.

“Excluded Liabilities” has the meaning give to it in Section 1.4.

“Final Statement” has the meaning given to it in Section 3.2.

“Financial Statements” has the meaning given to it in Section 4.5.

“Foreign Benefit Plans” means any employee benefit plan sponsored, maintained or contributed to by Seller, and all other material employee benefit arrangements relating to the current or former employees of the Business, including any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, retention pay, stay bonus, incentive pay, hospitalization insurance, medical insurance, life insurance or scholarships or tuition reimbursements, sponsored, maintained or contributed to by Seller to which Seller is obligated to contribute thereunder for current or former non-US employees of the Business.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” means permits, approvals, orders, authorizations, consents, exemptions of, or filings or registrations with, any Governmental Authority in any jurisdiction, which have been issued or granted to or are owned or used by Seller in connection with the Business and all pending applications therefor.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Inventory” means all raw materials, work in progress and capitalized variances, excluding any reserves.

“Final Order” means an order or judgment of the Bankruptcy Court (a) which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari has been waived or (ii) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari is pending, or (b) as to which an appeal has been taken or petition for certiorari has been filed with the Bankruptcy Court and (i) such appeal or petition for certiorari has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or (ii) the time to appeal further or seek certiorari has expired and such further appeal or petition for certiorari is pending.

“Hazardous Materials” means any chemical, substance, waste contaminant or pollutant regulated or otherwise creating liability under any Environmental Law, including, but not limited to, “hazardous substances” as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, “toxic substance” as defined by the Toxic Substance Control Act, as amended, “hazardous wastes” as defined by the Resource Conservation and Recovery Act, as amended, “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended, thermal discharges, asbestos containing materials, radioactive substances, PCBs, natural gas, petroleum products or byproducts, and crude oil, but only to the extent that the presence, use, handling, transportation, treatment, manufacture, storage, disposal or Release of such a chemical, substance, waste, contaminant or pollutant violates an Environmental Law applicable to the Purchased Assets or the Business or is of a quantity or nature that is not customary for enterprises such as the operations of the Purchased Assets or the Business.

“Houlihan” has the meaning given to it in Section 4.12.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) otherwise to assure a creditor against loss and (g) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all rights in intellectual property of any type throughout the world, including, without limitation, (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, Internet domain names, trade names and other source identifiers, whether registered or unregistered, (c) copyrights, whether registered or unregistered (including, without limitation, copyrights in Software), (d) confidential and proprietary information (including, without limitation, confidential and proprietary information incorporated in Software), including trade secrets, inventions (whether or not patentable or reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, and customer and supplier lists and information, (e) any and all rights in any of the foregoing provided by international treaties or conventions, (f) any and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, dilution, misappropriation, or other violation of any of the foregoing, and rights for priority and protection of interests therein under the Laws of any jurisdiction and (g) any and all applications, registrations and renewals for, and goodwill associated with, any of the foregoing.

“Intellectual Property Contracts” means all (a) agreements governing licenses of Intellectual Property (including Intellectual Property embodied in Software) (i) to Seller or (ii) by Seller to third parties, (b) agreements between Seller and any third party, or between or among Seller, relating to the development or use of Intellectual Property (including Intellectual Property embodied in Software) and (c) consents, orders, or judgments governing the use, validity or enforceability of Company Intellectual Property (including Company Intellectual Property embodied in Software).

“Intellectual Property Embodiments” means tangible embodiments of Intellectual Property (including Intellectual Property embodied in Software) in any form or medium (including, without limitation, electronic media) that are used in or held for use in connection with the Business.

“Interim Financial Statements” has the meaning given to it in Section 4.5.

“Inventory” means all stock in trade, merchandise, goods, supplies and other products, raw materials, work-in-process and finished products related primarily to the Business, together with all rights against suppliers of such inventories (including claims receivable for rejected inventory), and all prepayments and amounts paid on deposit with respect to the same (including any of the foregoing in the possession of manufacturers, suppliers or dealers or in transit or returned goods) as set forth (i) Schedule 1.2(d) under the heading “Used Within Year

1” (the “Current Inventory”) or which is otherwise less than one-year old as of the Closing Date and (ii) the Inventory on Schedule 1.2(d) that is not Current Inventory.

“IPT Receivable” means the purchase price for certain assets of Seller’s former Semiconductor Equipment Group division due to Seller from International Product Technology, Inc. as of and after the date hereof.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of Robert Bettilyon, Scott Gaarder, Neal Sanders, John O’Brien, John Agapakis, Howard Stern, J. Richard Budd and Frederick Van Alstyne.

“Leased Machinery and Equipment” has the meaning given to it in Section 1.2(a)(ii).

“Leased Real Property” means all of Seller’s right, title and interest, as tenant or sub-tenant, under the real property leases described on Schedule 1.2(e) of the Disclosure Schedule.

“Lenders” means RVSI Investors L.L.C. and the Export-Import Bank of the United States.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Licensed Intellectual Property” means all Intellectual Property licensed to Seller by a third party pursuant to the Intellectual Property Contracts and used in or held for use in connection with the Business.

“Licensed Software” means all Software licensed to Seller by a third party pursuant to the Intellectual Property Contracts and used in or held for use in connection with the Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), claim, conditional sale agreement or any other “interest in property,” as such term is used in section 363 of the Bankruptcy Code, including, without limitation, any interest of a license in any Intellectual Property Contract that has not been assumed and assigned to Buyer to the extent permitted by Section 365(n) of the Bankruptcy Code, other than (a) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other), or conditional sale agreement on or affecting a lessor’s interest in, property underlying any leases; (b) any imperfection of title with respect to any asset that does not materially interfere with the current occupancy, use or marketability of such asset as currently occupied or used and that does not secure any indebtedness and the continuation of the current occupancy or use of such asset; and (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, or any other state of facts, that do not materially interfere with the current occupancy or use of an asset.

“Machinery and Equipment” has the meaning given to it in Section 1.2(a)(ii).

“Material Adverse Effect” means any circumstance, event, change in or effect on the Business, the Purchased Assets or Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Purchased Assets or Seller: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or the Purchased Assets or (b) is reasonably likely to materially and adversely affect the ability of Buyer to operate or conduct the Business or the Purchased Assets in the manner in which it is currently or contemplated to be operated or conducted by Seller; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which Seller (including legal and regulatory changes) generally operate but only to the extent Seller is not disproportionately affected, (ii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iii) changes arising from the consummation of the transactions or the announcement of the execution of this Agreement.

“Material Contract” has the meaning given to it in Section 4.16.

“Material Intellectual Property Contracts” has the meaning given to it in Section 4.17(a).

“Other Documents” means the Escrow Agreement, the Bill of Sale and the Assignment and Assumption and any other document or instrument executed in connection with the transactions contemplated hereby or thereby.

“Other Inventory” has the meaning given to it in Section 14.1.

“Owned Intellectual Property” means all Intellectual Property owned by Seller and used in or held for use in connection with the Business.

“Owned Machinery and Equipment” has the meaning given to it in Section 1.2(a)(i).

“Owned Real Property” means all of Seller’s right, title and interest in and to the real property owned by Seller.

“Owned Software” means all Software to the extent owned by Seller and used in or held for use in connection with the Business.

“Pending Litigation” has the meaning given to it in Section 4.6.

“Permitted Liens” means (a) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property used in the Business; (b) Liens upon assets subject to capital lease obligations arising under capital leases included in the Purchased Assets, provided that such Liens only serve to secure payments arising under such capital lease obligations and that Seller identified such Purchased Assets as being subject to lease; (c) Liens arising under precautionary UCC financing statement filings regarding operating leases included in the Purchased Assets (provided that Seller identified such Purchased Assets as being subject to lease); (d) Liens upon vehicles arising under financing agreements (including, without limitation, retail installment contracts); (e) Liens for Taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings; and (f) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s, landlords’ and similar liens, if the obligations secured by such Liens are not then delinquent.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof), or any other entity.

“Post-Petition Accounts Payable” means all accounts payable, vouchered payables, un-vouchered payables and unapplied cash related to the Purchased Assets and incurred after the filing of the Bankruptcy Petition.

“Prepayments” means all payments made by or on behalf of or deposits from Seller to its vendors, suppliers, landlords and other providers of goods and services (including, without limitation, any prepayments by Seller or deposits by Seller for any Assumed Contracts) prior to the date that the goods or services to which the payments or deposits are attributable are in fact delivered.

“Purchase Price” means $23,000,000.

“Purchased Accounts Receivable” means all Seller’s Accounts Receivable arising in respect of the Business, billed and unbilled, that have accrued as of the Closing Date; provided, however, that the term “Purchased Accounts Receivable” shall not include the IPT Receivable.

“Purchased Assets” has the meaning given to it in Section 1.2, as modified by Section 1.3.

“Reconciliation Amount” has the meaning given to it in Section 3.2.

“Records” has the meaning given to it in Section 1.2(h).

“Reference Net Current Assets” means $9,434,000 the details of which are set forth on Schedule 3.1(b).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means any action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representation Certificate” has the meaning given it in Section 3.4(a).

“Representation Date” has the meaning given it in Section 3.4(a).

“Retained Cash” has the meaning given to it in Section 1.3(a).

“Sale Motion” has the meaning given to it in Section 7.1(b)(i).

“Sale Approval Order” has the meaning given to it in Section 7.1(b)(i)(B).

“Sale Hearing” has the meaning given to it in Section 7.1(b)(i)(A).

“Sale Procedures” means the Auction and Overbid Procedures substantially in the form annexed hereto as Exhibit B, in form and substance satisfactory to Buyer.

“Sale Procedures Order” has the meaning given to it in Section 7.1(b)(i).

“Seller” has the meaning given to it in the Preamble.

“Seller Certifications” has the meaning given it in Section 3.4(a).

“Seller Insurance Policies” has the meaning given to it in Section 1.3(h).

“Significant Customers” means all the customers of the Business that ordered goods or merchandise from Seller having an aggregate value of $50,000 during the last twelve (12) months.

“Significant Suppliers” means suppliers from which Seller in connection with the Business, ordered raw materials, supplies, merchandise and other goods for the Business having an aggregate purchase price of $50,000 or more during the last twelve (12) months.

“Software” means computer software, programs, data, databases, utilities, graphical user interfaces, Internet websites, all associated content in any form (including, without limitation, source and object code), all versions, updates, enhancements and modifications thereto, and all related documentation, files, and other materials.

“Tax Return” means any return, report declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local and foreign taxes, and any charges, penalties, interest, fees imposts, duties or other assessments with respect thereto arising out of or relating to the Purchased Assets with respect to any period ending prior to, on or after the Closing Date, including, without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, service, sales, use license, lease, transfer, import, export, value added, alternative minimum, estimated, or other similar tax, including any fee, assessment, or other charge in the nature of or in lieu of any tax, imposed by any Governmental Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Termination Date” has the meaning given to it in Section 12.1(b).

“Third-Party Buyer” has the meaning given to it in Section 7.1(c)(ii).

“Transaction Taxes” has the meaning given to it in Section 7.6.

“Transferred Employees” means each active employee of Seller who accepts and commences employment with Buyer within three (3) Business Days after the Closing Date (or to the extent any employee of Seller is on vacation during the three (3) Business Days following the Closing Date, within three (3) Business Days of their scheduled return to work following the Closing Date.) Notwithstanding the foregoing, Transferred Employees shall not include those employees identified by Buyer to Seller on or prior to the date hereof.

“Treasury Regulations” means the regulations promulgated under the Code as in effect for the relevant tax period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

14.2. Buyer Not Successor.

It is expressly understood by each of Buyer and Seller that in no respect is Buyer intended to be deemed the successor in interest to Seller under any theory of law or equity.

14.3. Written Agreement to Govern.

This Agreement (together with the Schedules and Exhibits hereto, and the other instruments and documents delivered pursuant hereto) sets forth the entire understanding and supersedes all prior oral and written agreement among the parties relating to the subject matter contained herein, and merges all prior discussions among them.

14.4. Severability.

The parties expressly agree that it is not their intention to violate any public policy or Applicable Law. If any provision of this Agreement is judicially or administratively interpreted or construed as being so in violation, such provision shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated on economic or legal terms that would not in any manner be materially more adverse to either party hereto than the economic and legal substance of this Agreement as originally executed or last amended.

14.5. Notices and Other Communications.

Any notice or other communication required, contemplated or permitted by this Agreement by any party shall be in writing and shall be deemed served (a) when personally delivered, (b) when transmitted via facsimile machine to the party for whom it is intended at the number shown below, (c) on the next business day after delivery to a reputable overnight courier for next business day delivery, or (d) five (5) Business Days after deposit in the mail, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of deliveries made pursuant to clause (c) or (d), as follows:

If to Buyer:

Siemens Energy & Automation, Inc.

3333 Old Milton Parkway

Alpharetta, GA 30202-4499

Attention: Mike Williamson

Facsimile number: (678) 297-8448

With a copy (which shall not constitute notice) to:

Siemens Corporation

153 East 53rd Street

Suite 5600

New York, NY 10022

Attention: E. Robert Lupone, Esq.

Facsimile number: (732) 590-1639

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Andrew V. Tenzer, Esq.

Facsimile number: (212) 848-7179

If to Seller, to the attention of:

Acuity CiMatrix, Inc.

c/o Marotta, Gund, Budd & Dzera, LLC

360 Lexington Ave., Third Floor

New York, NY 10017

Attn: Mr. Frederick H. Van Alstyne

Facsimile number: (212) 207-2464

With a copy (which shall not constitute notice) to:

Dreier LLP

499 Park Avenue, 23rd Floor

New York, NY 10022

Attention: Norman Kinel, Esq.

Facsimile number: (212) 328-6101

or to such other address or addresses as any addressee may designate for itself by written notice served in accordance herewith.

14.6. Counterparts.

This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

14.7. Law to Govern; Bankruptcy Court Jurisdiction.

(a) THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW HAMPSHIRE SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED PURSUANT HERETO; (ii) THE PURCHASED ASSETS AND/OR ASSUMED LIABILITIES AND/OR ASSUMED CONTRACTS; AND (iii) ANY OTHER MATTER IN DISPUTE HEREUNDER. BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION AND, ACCORDINGLY, WAIVES ITS RIGHTS TO A JURY TRIAL.

14.8. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party may assign its rights and obligations hereunder without the prior written consent of the other party hereto.

14.9. Interpretation.

The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs in this Agreement and all references herein to Schedules and Exhibits are to Schedules and Exhibits to this Agreement. The phrase “including” means “including, without limiting the generality of the foregoing.” The parties have each been represented by counsel in connection with the negotiation of this Agreement. The fact that any provision hereof may have been drafted by counsel for a given party shall not be taken into consideration in interpreting such provision.

14.10. Schedules and Exhibits.

The Schedules and Exhibits referred to herein and attached to this Agreement are incorporated herein by such reference as if fully set forth in the text hereof. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Purchased Assets or the Business. Terms used in the Schedules and not specifically defined shall have the same meanings as ascribed to them in this Agreement. An item disclosed in a Schedule which is relevant to another Schedule shall be deemed disclosed in such other Schedule, but only if a person reading such Schedule would reasonably conclude that such item is relevant to the other Schedule.

14.11. Modification.

The parties to this Agreement may, by mutual written consent executed by an authorized officer of each of Buyer and Seller, modify or supplement this Agreement in such manner as may be mutually agreed upon by them in writing.

14.12. Waiver of Provisions.

The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.13. Expenses.

Except as otherwise provided in this Agreement, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including, without limitation, all fees of counsel, accountants and consultants.

14.14. Further Assurances.

At any time on or after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise carry out the purpose of this Agreement and the Other Documents, provided, however, that the foregoing shall not require Seller to expend any funds.

14.15. Binding Effect.

Upon execution of this Agreement, each and every of Seller’s obligations hereunder shall only become legal, valid, binding and enforceable, in any and all respects, upon Seller having obtained all requisite approvals from the Bankruptcy Court with respect to each of Seller’s respective obligations hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase and Sale Agreement to be executed on its behalf by its officer thereunto duly authorized, all on or as of the day and year first above written.

SELLER:

ACUITY CIMATRIX, INC.

By:	/s/ J. R. BUDD
Name:	J. R. Budd
Title:	CRO

BUYER:

SIEMENS ENERGY AND AUTOMATION, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase and Sale Agreement to be executed on its behalf by its officer thereunto duly authorized, all on or as of the day and year first above written.

SELLER:

ACUITY CIMATRIX, INC.

By:
Name:
Title:

BUYER:

SIEMENS ENERGY AND AUTOMATION, INC.

By:	/s/ AUBERT MARTIN
Name:	Aubert Martin
Title:	President & CEO